Exhibit 4.3

ACCESSION DEED

To:                                                                             Bank of America Merrill Lynch International Limited as Agent

From:                                                               Manchester United Football Club Limited (the “Acceding Borrower”) and Red Football Limited (the “Company”)

Dated:                                                           14 June 2018

Dear Sirs:

Red Football Limited / MU Finance plc — $225,000,000 Facility Agreement originally dated 20 May 2013 (as amended and amended and restated from time to time and as amended and restated on or about the date hereof, the “Facility Agreement”)

1.                                      We refer to the Facility Agreement.  This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facility Agreement.  Terms defined in the Facility Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2.                                      The Acceding Borrower is already a Guarantor and a Debtor (under and as defined in the Intercreditor Agreement) and agrees to become an Additional Borrower and to be bound by the terms of the Facility Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional Borrower pursuant to Clause 33.2 (Additional Borrowers) of the Facility Agreement.  The Acceding Borrower is a company duly incorporated under the laws of England & Wales and is a limited liability company with registered number 00095489.

3.                                      The Company confirms that no Event Default is continuing or would occur as a result of the Acceding Borrower becoming an Additional Borrower.

4.                                      The Acceding Borrower’s administrative details for the purposes of the Facility Agreement are as follows:

Address:                                                         Old Trafford, Sir Matt Busby Way, Manchester, M16 0RA, United Kingdom

Fax No.:                                                         0207 484 1218

Attention:                                                 The Directors

5.                                      This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Company and executed as a deed by the Acceding Borrower and is delivered on the date stated above.

The Acceding Borrower
EXECUTED AS A DEED

By: Manchester United Football Club Limited

/s/ Joel Glazer	Signature of Director

Joel Glazer	Name of Director

in the presence of

/s/ Jennifer O’Brien	Signature of witness

Jennifer O’Brien	Name of witness

5404 Wisconsin Ave, Ste. 1050	Address of witness

Chevy Chase, MD

Assistant	Occupation of witness

The Company

Red Football Limited

/s/ Joel Glazer
By: Joel Glazer